EXHIBIT 99.1

Tanger Reinvests the Majority of Proceeds from Recent Non-Core Asset Sales
Reduces Floating Rate Debt by $108.7 million

Greensboro, NC, January 28, 2016, Tanger Factory Outlet Centers, Inc. (NYSE: SKT) announced today that it has used a portion of the proceeds from the asset sales that closed in 2015 to repay a $150.0 million floating rate mortgage loan and a $28.4 million deferred financing obligation, both of which are related to the company’s 794,000 square foot outlet center in Deer Park, New York. As a result, the company unencumbered the Deer Park asset while simultaneously deferring a significant portion of the previously announced gains related to the asset sales.

“Our finance and tax teams did a tremendous job in developing and executing a highly tax efficient strategy for the use of proceeds from the recent asset sales, which reduced our overall leverage and our exposure to floating rate debt by $108.7 million,” said Steven B. Tanger, President and Chief Executive Officer.

The table below sets forth the use of asset sales proceeds and the expected impact on the company’s outstanding lines of credit.

	Sources (In Millions)	Floating Rate Debt Impact (In Millions)
Proceeds from asset sales
September 30, 2015 asset sales	$44.0
October 5, 2015 asset sale	106.7
January 12, 2016 asset sale	26.0
Total	176.7

Closing costs	(1.8)

Net proceeds from asset sales	174.9
Incremental funding from lines of credit (LIBOR +0.90%)	41.3	$41.3
	$216.2
	Uses (In Millions)
Payment of special dividend	$21.0
Repayment of Deer Park mortgage (Libor + 1.50%)	150.0	(150.0)
Payment of Deer Park deferred financing obligation to former partner (3.00% fixed rate)	28.4
Remaining proceeds to partially fund Daytona Beach, Florida and other developments	16.8
	$216.2	$(108.7)

The company plans on investing the $16.8 million in remaining sales proceeds (see table above), currently held as restricted cash, in qualified replacement property, including the ongoing construction of the company’s wholly-owned new outlet center development project in Daytona Beach, Florida. However, any proceeds from the asset sales that the company is unable to reinvest using this strategy may be used for the payment of an additional special dividend, if required. Any residual proceeds will be utilized to pay down debt balances.

The company estimates the 2015 and early 2016 asset sales will have a net dilutive impact on 2016 Funds From Operations (“FFO”) of approximately $0.08 per share, consisting of a reduction in net operating income of approximately $0.11 per share, partially offset by a reduction in interest expense of approximately $0.03 per share resulting from the use of proceeds described above. The dilutive impact on 2016 net income is estimated to be $0.05 per share. The difference in the calculation of net income and FFO is that net income includes depreciation and amortization of real estate assets, which are excluded from FFO.

FFO is a widely accepted supplemental measure of REIT performance. Please refer to the Company’s most recent filing on Form 10-Q for the quarter ended September 30, 2015 for a complete definition of FFO.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers and 2 additional centers currently under construction. Tanger’s operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.3 million square feet leased to over 3,000 stores operated by more than 490 different brand name companies. The company has more than 35 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, the use of proceeds from the property sales; the company’s ability to invest the proceeds in a tax efficient manner; the estimated impact on the company’s 2016 net income, FFO and its floating rate debt exposure; potential future dividends; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and December 31, 2015, when available.

Contact:	Cyndi Holt
Vice President, Investor Relations
(336) 834-6892